Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement               [ ] Confidential, for Use of the
                                                  Commission Only (as permitted
[X] Definitive Proxy Statement                    by Rule 14a-6(e)(2))

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------

                          GIGA Information Group, Inc.

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box:)

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transactions applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                          GIGA INFORMATION GROUP, INC.

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 25, 2000

                        --------------------------------

TO THE STOCKHOLDERS OF GIGA INFORMATION GROUP, INC.

      The Annual Meeting of Stockholders of Giga Information Group, Inc., a Delaware corporation, will be held coincident with GigaWorld IT Forum, Giga's principal annual customer meeting, at Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, on Thursday, May 25, 2000, at 2:00 p.m., local time, for the following purposes:

      1. To elect two Directors to serve until the 2003 Annual Meeting of Stockholders;

      2.    To approve an amendment to the Giga 1999 Share Incentive Plan;

      3     To approve amendments to the Giga 1997 Director Option Plan;

      4. To ratify the appointment of PricewaterhouseCoopers LLP as Giga's independent auditors for the fiscal year 2000; and

      5. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on April 5, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof and only holders of record of Common Stock at the close of business on such date will be entitled to notice of, and vote at, the meeting.

                                        By Order of the Board of Directors


                                               /s/ Daniel M. Clarke
                                                 Daniel M. Clarke
                                                     Secretary

Cambridge, Massachusetts
April 20, 2000

      Each stockholder is urged to execute the enclosed Proxy promptly. In the event a stockholder decides to attend the meeting, he or she may, if so desired, revoke the Proxy and vote the shares in person.

                          GIGA INFORMATION GROUP, INC.
                                 139 Main Street
                         Cambridge, Massachusetts 02142
                               ------------------

                                 PROXY STATEMENT

                               ------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 25, 2000

                               ------------------

      This Proxy Statement is furnished to the holders of Common Stock, par value $0.001 per share, of Giga Information Group, Inc. in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders to be held coincident with GigaWorld IT Forum, Giga's principal annual customer meeting, at Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, on Thursday, May 25, 2000, at 2:00 p.m., local time, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 20, 2000.

                                     VOTING

Record Date

      Only owners of record of shares of Common Stock at the close of business on April 5, 2000, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record of Common Stock is entitled to one vote for each share of Giga Common Stock so held. On April 5, 2000, there were 10,159,236 shares of Common Stock issued and outstanding.

Matters to Be Considered

      All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the Annual Meeting of Stockholders in 2003, stockholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted:

      1.    FOR the election of all nominees as directors;

      2. FOR the proposal to approve the amendment to the Giga 1999 Share Incentive Plan increasing by 2,000,000 the maximum number of shares of Common Stock in respect of which awards may be granted;

      3. FOR the proposal to approve amendments to the Giga 1997 Director Option Plan (i) increasing the number of shares of Common Stock in respect of which options are to be granted to Non-Employee Directors upon their initial election as a Director from 2,000 to 25,000, (ii) increasing the number of shares of Common Stock in respect of which options are to be granted to Non-Employee Directors annually from 2,000 to 10,000, (iii) increasing the maximum number of shares of Common Stock in respect of which awards may be granted from 50,000 to 300,000 (of which 163,000 shares will be used for the "catch-up" grants described in clause (iv) below, and 70,000 shares will be used for the year 2000 annual grants), (iv) providing for a "catch-up" grant for all current Non-

            Employee Directors as of the date of the adoption of the amendments to the 1997 Director Option Plan and (v) deleting the reference to "Investor Directors" since the term is no longer applicable; and

      4. FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year 2000.

Required Votes

      Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. In accordance with Giga's Amended and Restated Bylaws, each of the other proposals will be approved by the affirmative vote of a majority of the votes cast "For" or "Against" the proposals by the holders of shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals, will have the practical effect of reducing the number of votes "For" needed to approve each of the proposals.

Voting and Revocation of Proxies

      Stockholders are requested to execute their proxy by mail or telephone or electronically through the Internet, all as described on the enclosed proxy card. All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons executing them by giving written notice to the Secretary of Giga, by delivering a later dated proxy or by voting in person at the Annual Meeting.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 5, 2000 by (1) each person known by Giga to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each of Giga's directors, (3) each of the executive officers whose names appear in the summary compensation table and (4) all directors and executive officers as a group.

                                                                     % of Shares
                                                                    Beneficially
Beneficial Owner                               Number of Shares(1)    Owned(2)
----------------                               -------------------    --------
Gideon I. Gartner.............................    2,302,780 (3)         22.7%
  145 W. 57th Street
  Apt. 72-A
  New York, NY 10019

W.R. Hambrecht & Co., LLC.....................    1,553,500 (4)         15.3%
  550 15th Street
  San Francisco, CA  94103

Pequot Capital Management, Inc................    1,173,337 (5)         11.5%
  500 Nyala Farm Road
  Westport, CT  06880

21st Century Communications Partners, L.P.....      571,429 (6)          5.6%
  767 Fifth Avenue, 45th floor
  New York, NY 10153

A.G.W. Biddle, III............................      408,824 (7)          4.0%

Neill H. Brownstein...........................      257,666 (8)          2.5%

Richard L. Crandall...........................      165,688 (9)          1.6%

David L. Gilmour..............................      135,000 (10)         1.3%

Bernard Goldstein.............................       43,834 (11)            *

James C.R. Graham.............................       31,958 (12)            *

Daniel M. Clarke..............................       26,333 (13)            *

John B. Landry................................       21,809 (14)            *

Robert K. Weiler..............................       20,000                 *

Charles Bacharach.............................            0                 *

All directors and
  executive officers as a group (12 persons)..    3,429,584 (15)        33.8%

---------------

*     Less than 1%.

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following April 5, 2000 pursuant to the exercise of options or warrants.

(2) On April 5, 2000, there were 10,159,236 shares of Common Stock outstanding.

(3) Includes options to purchase 220,000 shares of Common Stock which were granted to Mr. Gartner other than pursuant to a formal stock option plan, and warrants to purchase 12,857 shares of Common Stock. Also includes 220,335 shares of Common Stock which are held of record by members of Mr. Gartner's family. Mr. Gartner disclaims beneficial ownership of shares held by members of his family.

(4) W.R. Hambrecht & Co., LLC beneficially owns 1,553,500 shares of Common Stock (as reported in a Schedule 13D-A filed with the Securities and Exchange Commission on April 12, 2000). The power to dispose of these shares is held by William R. Hambrecht, the sole Manager of W.R. Hambrecht & Co., LLC.

(5) Includes 1,041,474 shares of Common Stock held by Pequot Private Equity Fund, L.P. (365,193 shares of which are subject to the exercise of warrants) and 131,863 shares of Common Stock held by Pequot Offshore Private Equity Fund, Inc. (46,238 shares of which are subject to the exercise of warrants). Pequot Capital Management, Inc. serves as the investment manager to each of these entities and possesses investment and voting power with respect to each such entity but disclaims beneficial ownership.

(6) Includes 387,443 shares of Common Stock held by 21-CCP, 131,853 shares of Common Stock held by 21-CCTEP and 52,133 shares of Common Stock held by 21-CCFP.

(7) Includes 320,000 shares of Common Stock held by Novak Biddle Venture Partners, LP (77,143 shares of which are subject to the exercise of warrants), 1,167 shares of Common Stock held by Southgate Partners I, 1,167 shares of Common Stock held by Southgate Partners II, and 1,167 shares of Common Stock held by Southgate Partners III. Also includes options to purchase 500 shares of Common Stock which were granted to Mr. Biddle pursuant to the Giga 1997 Director Option Plan. Mr. Biddle disclaims beneficial ownership except to the extent of his pecuniary interest in the Novak Biddle shares, and he disclaims beneficial ownership of the Southgate Partner shares which are held in a trust of which he is trustee for his minor children. Mr. Biddle beneficially owns directly 84,823 shares of Common Stock.

(8) Includes 6,000 shares of Common Stock held by Mr. Brownstein's children and 5,333 shares of Common Stock held by Mr. Brownstein and his spouse jointly. Also includes options to purchase 1,500 shares of Common Stock which were granted to Mr. Brownstein pursuant to the Giga 1997 Director Option Plan and warrants to purchase 12,857 shares. Mr. Brownstein disclaims beneficial ownership of 2,000 shares of Common Stock held by his adult child, Todd D. Brownstein, and 2,000 shares of Common Stock held by Will Gordon, the adult child of his spouse. Mr. Brownstein also disclaims beneficial ownership of 2,000 shares of Common Stock held by his minor child, Emily Hamilton, over which Brownstein exercises investment and voting power.

(9) Includes 38,334 shares of Common Stock held by R. Crandall Trust, of which Mr. Crandall serves as trustee (6,429 shares of which are subject to the exercise of warrants). Also includes options to purchase 56,528 shares of Common Stock which were granted to Mr. Crandall pursuant to the Giga 1995 Stock Option/Stock Issuance Plan, of which 50,000 were granted pursuant to Mr. Crandall's current Consulting Agreement with Giga (see "Certain Relationships and Related Transactions"); options to purchase 12,659 shares of Common Stock which were granted pursuant to the Giga 1996 Option Plan; and options to purchase 1,500 shares of Common Stock which were granted pursuant to the 1997 Director Option Plan.

(10) Includes options to purchase 28,333 shares of Common Stock which were granted to Mr. Gilmour other than pursuant to a formal stock option plan.

(11) Includes warrants to purchase 5,143 shares of Common Stock, and options to purchase 2,500 shares of Common Stock which were granted to Mr. Goldstein pursuant to the Giga 1997 Director Option Plan.

(12) Includes options to purchase 31,958 shares of Common Stock which were granted to Mr. Graham pursuant to the Giga 1996 Option Plan. All options will be cancelled if not exercised by May 15, 2000.

(13) Includes options to purchase 25,333 shares of Common Stock which were granted to Mr. Clarke pursuant to the 1996 Option Plan.

(14) Includes options to purchase 1,285 shares of Common Stock which were granted to Mr. Landry pursuant to the Giga 1996 Option Plan, and options to purchase 10,000 shares of Common Stock which were granted under Mr. Landry's current Consulting Agreement with Giga (see "Certain Relationships and Related Transactions") pursuant to the Giga 1999 Share Incentive Plan.

(15) Includes 403,788 shares of Common Stock issuable upon exercise of options and 114,429 shares of Common Stock issuable upon exercise of warrants held by all directors and executive officers as a group.

                              ELECTION OF DIRECTORS

                                    (Item 1)

Board of Directors

      The Board of Directors presently consists of eight members. The Directors are divided into three classes, each serving for a period of three years, except that at the time of Giga's initial public offering in 1998, Class II initially was elected for a term of two years ending in 2000.

      The Directors whose terms will expire at the Annual Meeting are Richard L. Crandall and David L. Gilmour. Messrs. Crandall and Gilmour have been nominated to stand for reelection as Directors at the Annual Meeting, each to hold office until the 2003 Annual Meeting of Stockholders and until their successors are elected and qualify.

      Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

      The Board recommends a vote FOR each nominee as a Director to hold office until the 2003 Annual Meeting. Proxies received by the Board will be so voted unless stockholders specify in their proxy a contrary choice.

         NOMINEES FOR THE ELECTION TO TERMS EXPIRING IN 2003 (Class II)

      Richard L. Crandall, 56, has served as a Director of and consultant to Giga since August 1995. He was founder of Comshare, Inc., a decision support software company, serving as its Chief Executive Officer from 1970 until 1994 and Chairman until April 1997. Mr. Crandall chairs the Enterprise Software Roundtable, consisting of the CEO's and COO's of the thirty largest enterprise software companies. He currently serves on the Board of Directors of several publicly held companies and a number of Internet ventures. He is chairman of SolidSpeed, Inc., an Internet Content Delivery Services firm, and is a general partner in Arbor Partners, LLC, an eCommerce venture capital fund. Mr. Crandall received a B.S. in electrical engineering, a B.S. in mathematics and an M.S.E. in industrial engineering from the University of Michigan.

      David L. Gilmour, 42, is Chairman and CEO of Tacit Knowledge Systems, Inc., an enterprise software company in Palo Alto, California, and a co-founder of Giga with Mr. Gartner. He served as Senior Vice President and Chief Research Officer of Giga from April 1996 to February 1998 and has served as a Director of Giga since July 1995. Until October 1, 1998, Mr. Gilmour served as a special advisor to Giga on Research and Technology. From July 1995 to April 1996, he served as Senior Vice President of Technology of Giga. From July 1993 to July 1995, he served as Chief Executive Officer and a director of ExperNet Corporation, an information technology company that he founded with Mr. Gartner. From October 1992 to April 1993, Mr. Gilmour served as acting President and Chief Executive Officer, and from April 1991 to October 1992 and from April 1993 to July 1993, he served as Executive Vice President, Marketing, of Versant Object Technology Corporation, a computer software company. From 1989 to 1991, he served as Vice President--Database Systems Division, from 1986 to 1989, he served as General Manager--Advanced Products Division, and from 1984 to 1986, he served as Director of Product Planning at Lotus Development Corporation, a software company. Mr. Gilmour received a B.A. in applied physics, and an M.S. in engineering, both from Harvard University, and an M.B.A., with distinction, from Harvard Business School.

           INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2001 (Class III)

      Gideon I. Gartner, 64, served as Chief Executive Officer of Giga from its inception in March 1995 until August 1999 and as Chairman of the Board of Directors from Giga's inception until October 1999. He served as President of Giga from October 1997 until August 1999. He currently serves as a Director of Giga. From 1993 to 1994, he was a private investor. From 1991 to 1992, he served as Chairman, and from 1979 to 1991 he served as President, Chairman and Chief Executive Officer of Gartner Group, Inc., an information technology company which he founded. In 1984, Mr. Gartner founded Gartner Securities Corp., which changed its name to Soundview Financial Group; Mr. Gartner served as chairman of this company through 1991. From 1972 to 1979, he served as a technology analyst and subsequently as a partner at Oppenheimer & Co. Inc., an entity engaged in the financial services business. Mr. Gartner received his B.S. in engineering from Massachusetts Institute of Technology and received an M.S. in management from MIT's Sloan School of Management.

      Bernard Goldstein, 69, has served as a Director of Giga since April 1997. He is a Director of Broadview International, LLC, which he joined in 1979. He is a past President of the Information Technology Association of America, the industry trade association of the computer services industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a Director of Apple Computer Inc. until August 1997, and is currently a Director of Sungard Data Systems, Inc., SPSS, Inc. and several privately held companies. Mr. Goldstein received a B.S. from the Wharton School at the University of Pennsylvania and an M.S. from the Graduate School of Business at Columbia University.

      John B. Landry, 52, has served as a Director of and consultant to Giga since August 1999 and on the Board of Advisors since March 1996. Since 1995, Mr. Landry has served as vice president of technology strategy for IBM. Mr. Landry has also served as chairman of AnyDay.com, an Internet calendar and personal information management company, since February 1999. From March 1996 to January 1999, he also served as chairman of Narrative Communications, an Internet-based media advertising and direct marketing company. From December 1990 to June 1995, Mr. Landry served as the senior vice president of development and chief technology officer for Lotus Development Corporation, a provider of software products and services. He also serves as a director of Lante Corporation, an Internet services company; MCK Communications, Inc., a voice-over-IP telecommunications company; Interliant, Inc., an applications service provider; as well as several other private companies.

            INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 2002 (Class I)

      A.G.W. ("Jack") Biddle, III, 39, has served as a Director of Giga since May 1999. He co-founded Novak Biddle Venture Partners in 1996 and serves as one of its General Partners. In 1995, Mr. Biddle was an independent consultant and investor. During that period, he was a consultant to Giga on Giga's acquisition of BIS Strategic Decisions, Inc. From 1990 to 1995, Mr. Biddle was CEO of InterCap Graphics Systems. From 1987 to 1990, Mr. Biddle was with Vanguard Atlantic, Ltd., a merchant banking group focused on software and telecommunications. While at Vanguard, he served as CEO and COO of two of their portfolio companies, Decision Technology and Information Science. From 1985 to 1987, Mr. Biddle was with Gartner Group, Inc. as Executive Assistant to the then CEO, Gideon I. Gartner. During that period, Mr. Biddle was Secretary of Gartner Group's Executive Committee and published original research on global issues in IT with emphasis on telecommunications. He has been a member of the Computer & Communications Industry Association since 1983 and a member of its Board since 1990. Mr. Biddle is a Director of Paratek Microwave, Princeton Electronics, Answerlogic and DiamondbackVision, and a Board observer at Blackboard, Inc., Woodwind Communications and Tantivy Communications. He received a B.A. degree in economics from the University of Virginia.

      Neill H. Brownstein, 56, has served as a Director of Giga since July 1995. Since January 1995, he has been a private investor. From 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and was a Founder and General Partner of three affiliated venture capital funds: Bessemer Venture Partners L.P., Bessemer Venture Partners II L.P., and Bessemer Venture Partners III L.P., for which he currently serves as a Special General Partner. Since 1970, he has been president of Neill

H. Brownstein Corporation, an investment management counseling enterprise. He also serves as a Director of VYYO, Inc. Mr. Brownstein received an B.A. from Columbia College of Columbia University and an M.B.A. from the Kellogg School of Management of Northwestern University. Between 1979 and 1988, Mr. Brownstein also served as a director of Gartner Group, Inc.

      Robert K. Weiler, 49, was elected President and Chief Executive Officer of Giga in May 1999 and assumed full-time duties in August 1999. He was elected as a Director in August 1999, and was elected Chairman of the Board of Directors in October 1999. Prior to joining Giga, he was President and Chief Executive Officer of Eastman Software (formerly Wang Software). From January 1991 to December 1995 he served as Senior Vice President, Worldwide Sales & Marketing, Service & Support for Lotus Development Corp. From October 1988 to January 1991 he was President and Chief Operating Officer of Interleaf, Inc., a hardware and electronic publishing/document management software company. From August 1986 to September 1987, Mr. Weiler served as Executive Vice President, Worldwide Sales & Marketing for Cullinet Software. He was appointed President and Chief Executive Officer in August 1987 and served in that capacity until September 1988. From August 1985 to 1986 Mr. Weiler was CEO and President of Distribution Management Systems, an application software company acquired by Cullient. From 1976 to 1985 Mr. Weiler served in a variety of management positions for McCormack and Dodge, a privately held software company until purchased by Dunn & Bradstreet Software in 1983. Mr. Weiler holds a B.A. degree from Saint Anselm College.

Additional Information Regarding the Board of Directors

      Board Committees. The Board of Directors has established two committees -- the Audit Committee and the Compensation Committee.

      The Audit Committee members are Neill H. Brownstein, Richard L. Crandall and Bernard Goldstein. Mr. Brownstein is the Chairman of the Committee. The Committee, among other things, makes recommendations to the Board of Directors regarding the independent auditors to be nominated for ratification by the stockholders, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews audit results.

      The Compensation Committee members are Neill H. Brownstein and A.G.W. Biddle, III. The Committee, among other things, has the authority to establish and approve compensation plans and arrangements with respect to Giga's executive officers and administers certain employee benefit plans, including the stock option and stock issuance plans.

      Board and Board Committee Meetings. In fiscal 1999, the Board of Directors met five times, the Compensation Committee met ten times and the Audit Committee met six times. During such year, each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served while a member thereof.

      Compensation of Directors. Each Director of Giga who is not a full-time employee of Giga or any subsidiary (the "Non-Employee Directors") is reimbursed for expenses incurred in connection with attendance at the meetings of the Board of Directors and committees thereof and is entitled to receive stock options under Giga's 1997 Director Option Plan (the "Director Plan"). Directors who are full-time employees of Giga currently receive no compensation for serving as Directors.

      The Director Plan, adopted in June 1997, provides for the grant of stock options to Non-Employee Directors. Only non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the Director Plan. For further information with respect to the Director Plan and the proposed amendments thereto, see "Approval of the Amendment to the Giga Information Group, Inc. 1997 Director Option Plan".

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

      The following table sets forth a summary of all compensation awarded or paid to or earned by the Chief Executive Officer, and the other executive officers of Giga whose total salary and bonus in fiscal 1999 exceeded $100,000 (sometimes collectively referred to herein as the "Named Executive Officers") for services rendered in all capacities to Giga (including its subsidiaries) for the fiscal years ended December 31, 1999, 1998 and 1997.

                                                                    Long Term
                                          Annual Compensation      Compensation
                                          -------------------      ------------
                                                                      Awards
                                                                   ------------
                                                                    Securities
                                                                    Underlying        All Other
  Name and Principal Position   Year       Salary($)    Bonus($)    Options (#)    Compensation($)
  ---------------------------   ----       ---------    --------    -----------    ---------------
Robert K. Weiler..............  1999       112,000      50,000(2)    650,000(3)           --
Chairman, President and         1998            --          --            --              --
  Chief Executive Officer(1)    1997            --          --            --              --

Daniel M. Clarke..............  1999       200,000      30,000        52,000              --
Sr. Vice President, CFO,        1998       154,956      30,000        28,000(4)           --
  Treasurer, Secretary          1997        50,650      20,000        20,000              --

Gideon I. Gartner.............  1999       260,000(6)       --            --              --
Former Chairman, President      1998       160,000(6)   30,000       100,000              --
  and Chief Executive           1997       160,000(6)   30,000            --              --
  Officer(5)

James C. R. Graham............  1999       200,000      90,000            --          74,000(8)
Former Executive Vice           1998       200,000       5,000         8,000              --
  President and Chief           1997        36,073      67,500        50,000              --
  Research Officer(7)

Charles Bacharach.............  1999       147,272          --        11,000              --
Former Sr. Vice President,      1998       114,792      14,000        12,667          13,718(10)
  Research(9)                   1997        70,128       5,000           333          41,415(10)

------------------

(1) Mr. Weiler was elected President and Chief Executive Officer of Giga on May 13, 1999. He was elected Chairman of the Board effective as of October 26, 1999. Mr. Weiler did not commence serving as a full-time employee and did not start receiving compensation, other than the grant to him on May 13, 1999 of options to purchase 600,000 shares of Common Stock, and the receipt by him of a signing bonus of $50,000, until August 15, 1999.

(2) Mr. Weiler received a signing bonus of $50,000 pursuant to the terms of his employment agreement dated May 13, 1999 (see "Employment Related Agreements").

(3) Mr. Weiler was awarded 600,000 options at a price of $3.9375 per share under his employment agreement (see "Employment Related Agreements"). On October 26, 1999, he was granted an additional 50,000 options at a price of $3.3125 per share.

(4) On December 7, 1998 Mr. Clarke was granted options to purchase 20,000 shares of Common Stock in connection with his appointment as Acting Chief Operating Officer.

(5) Effective as of August 15, 1999, Mr. Gartner ceased serving as President and Chief Executive Officer of Giga. He resigned as Chairman of the Board effective October 26, 1999.

(6) Includes amounts payable in either the listed or subsequent year for services rendered by Mr. Gartner in the listed year.

(7) Mr. Graham resigned from these positions with Giga and became a Research Fellow effective August 15, 1999. Pursuant to the terms of the Agreement and Release entered into between Mr. Graham and Giga, Mr. Graham continued to receive his base salary through February 15, 2000 (see "Employment Related Agreements").

(8) Represents $50,000 in payments for carrying out Chief Information Officer Seminars and $24,000 in consulting fees paid to Mr. Graham pursuant to his Agreement and Release (see "Employment Related Agreements").

(9) Mr. Bacharach resigned from his position with Giga effective November 12, 1999.

(10)  Represents commissions paid to Mr. Bacharach.

                              Option Grants in 1999

      The following table shows all grants of options to the Named Executive Officers for the fiscal year ended December 31, 1999.

                                                                                                 Potential Realizable
                                                                                                Value at Assumed Annual
                                                                                                 Rates of Stock Price
                                                   Individual Grants                        Appreciation for Option Term(8)
                             -----------------------------------------------------------    -------------------------------
                                                 % of Total
                                 Number           Options
                              of Securities      Granted to     Exercise
                               Underlying        Employees       or Base
                                 Options         in Fiscal        Price       Expiration          5%               10%
            Name               Granted(#)         Year(7)        ($/Sh)          Date            ($)               ($)
--------------------------   --------------      ----------     --------      ----------      ----------       ----------

Robert K. Weiler .........   500,000(1)(2)         34.93         3.9375         5/13/09       $1,238,150       $3,137,700

                             100,000(3)             6.99         3.9375         5/13/09         $247,630         $627,540

                              50,000(1)(4)          3.49         3.3125        10/26/09         $104,160         $263,965

Daniel M. Clarke .........    52,000(1)(5)          3.63         5.0000         7/30/09         $163,514         $414,372

Gideon I. Gartner ........        --                  --             --              --               --               --

James C. R. Graham .......        --                  --             --              --               --               --

Charles Bacharach ........    11,000(6)             0.77         5.0000         7/30/09          $34,590          $87,656

--------------------

(1) These options were granted pursuant to Giga's 1999 Share Incentive Plan. The options will vest over four years, with twenty-five percent (25%) of the options vesting after one year and l/48th of the options vesting monthly thereafter. The options will terminate ninety (90) days following the Named Executive Officer's termination of employment, except in the case of death or disability where the options can be exercised for certain periods thereafter. Upon a change in control of Giga all previously unvested options shall immediately vest and become exercisable.

(2) Of the 500,000 options granted to Mr. Weiler, 76,188 are incentive stock options ("Incentive Stock Options"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and 423,812 do not constitute Incentive Stock Options ("Nonqualified Stock Options").

(3) These options were granted pursuant to Giga's 1999 Share Incentive Plan. The options will vest seven (7) years from the date of grant. The vesting is subject to earlier acceleration if the closing sales price of Giga Common Stock on The NASDAQ Stock Market (or any other national exchange on which the stock is traded) equals or exceeds $12.50 per share for at least fifty (50) consecutive trading days. All of these options are Nonqualified Options.

(4) All of the 50,000 options granted to Mr. Weiler are Nonqualified Stock Options.

(5) Of the 52,000 options granted to Mr. Clarke, 46,895 are Incentive Stock Options and 5,105 are Nonqualified Options.

(6) Mr. Bacharach's options were granted pursuant to the 1999 Share Incentive Plan. The options were cancelled upon Mr. Bacharach's leaving Giga. All of these options were Incentive Stock Options.

(7) Based on an aggregate of 1,431,401 options granted to employees in fiscal year 1999, including options granted to Named Executive Officers.

(8) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, computed annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

                       Option Values at December 31, 1999

      No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1999. The following table provides information as to the value of options held by the Named Executive Officers as of December 31, 1999.

                                               Number of Securities
                                                    Underlying                             Values of Unexercised
                                                   Unexercised                                  In-the-Money
                                                     Options                                     Options at
                                              at Fiscal Year End (#)                       Fiscal Year End($) (1)
                                      --------------------------------------       ----------------------------------------
               Name                     Exercisable          Unexercisable           Exercisable           Unexercisable
-----------------------------------   ----------------    ------------------       ----------------     -------------------
Robert K. Weiler.................               --               650,000                    --                153,125
Daniel M. Clarke.................           19,750                80,250                18,779                 21,461
Gideon I. Gartner................          220,000               100,000               577,500                 82,500
James C. R. Graham...............           30,583                27,417                34,406                 30,844
Charles Bacharach................           19,145                    --                43,600                     --

----------------

(1) Represents the total gain which would be realized if all in-the-money options held at December 31, 1999 were exercised, determined by multiplying the number of shares underlying the options by the difference between $4.125 (the closing price of the Common Stock on December 31, 1999) and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the options.

Employment-Related Agreements

      Gideon I. Gartner. Giga entered into a non-competition agreement with Mr. Gartner, dated November 13, 1995, pursuant to which Mr. Gartner has agreed not to compete with Giga, solicit any employee or take away any customer of Giga either during his employment with Giga or for so long thereafter as Giga continues to pay Mr. Gartner annual compensation of at least $120,000 (whether as an employee, consultant or in the form of severance or post-employment benefits).

      Effective as of January 1, 1999, Giga entered into an agreement with Mr. Gartner pursuant to which he agreed to continue as Chairman of the Board of Directors for so long as he was a Director of Giga and to continue to act as President and Chief Executive Officer of Giga until the Board of Directors hired a new Chief Executive Officer. Effective as of August 15, 1999 and concurrent with Robert K. Weiler taking office as Giga's new President and Chief Executive Officer, Mr. Gartner ceased serving as President and

Chief Executive Officer and as of October 26, 1999 he resigned as Chairman of the Board of Directors. Pursuant to his agreement, which is still in effect, Mr. Gartner agreed to make himself available to Giga, as requested, for up to 80 business days during the first year of the agreement, which amount of time will be reduced by up to 15% in each year thereafter as determined by Giga after consultation with Mr. Gartner. As compensation for his services as an employee, Mr. Gartner received a salary at the rate of $260,000 per annum for the first year. This rate of compensation will decrease by up to 15% each year thereafter commensurate with his level of availability in the relevant year, provided that Giga and Mr. Gartner may mutually agree to an increase in the level of Mr. Gartner's service in any year with a commensurate increase in his compensation. This agreement will continue unless and until terminated by either Giga or Mr. Gartner upon not less than 90 days' prior written notice to the other, with or without cause.

      Robert K. Weiler. Giga entered into an employment agreement with Mr. Weiler, dated May 13, 1999, pursuant to which Mr. Weiler has agreed to serve as the President and Chief Executive Officer of Giga. Mr. Weiler did not commence serving as a full-time employee until August 15, 1999. As compensation for his services as President and Chief Executive Officer, Giga agreed to pay Mr. Weiler an annual salary at the rate of $300,000 per annum, subject to adjustment annually, and an initial signing bonus of $50,000. Pursuant to the agreement, Mr. Weiler also was awarded options to purchase 600,000 shares of Common Stock under Giga's 1999 Share Incentive Plan at an exercise price of $3.938 per share. In addition, Mr. Weiler is entitled to participate in Giga's annual bonus plan for its executives, which plan provides that Mr. Weiler may receive a cash bonus of up to 100% of his then base salary. Giga has the right to terminate Mr. Weiler's employment, with or without cause, and Mr. Weiler has the right to terminate his employment agreement with Giga for any reason whatsoever. Effective as of October 26, 1999, Mr. Weiler agreed to defer receipt, without interest, of his calendar year 2000 base salary and bonus until Giga's first pay period in January 2001.

      James C.R. Graham. Giga entered into an Agreement and Release with James C.R. Graham effective as of August 15, 1999. Pursuant to the Agreement and Release, Mr. Graham resigned as Executive Vice President and Chief Research Officer and his title was changed to Research Fellow. Mr. Graham agreed that during the period between August 15, 1999 and February 15, 2000 (the end of his employment period), Mr. Graham would carry out 12 Chief Information Officer Seminars, he would be available to Giga for up to 40 business days of service if Giga called upon him in a special projects capacity, and he would try to make himself available to Giga for up to an additional 20 business days. In consideration for his continued service to Giga through February 15, 2000, Mr. Graham (1) would continue to receive his then current level of base salary through February 15, 2000, (2) would continue to receive insurance benefits through February 29, 2000, (3) would continue to participate in Giga's 401K plan through February 15, 2000, (4) would receive $50,000 for carrying out the Chief Information Officer Seminars and (5) would receive $2,000 per day for the optional 20 business days of service. Pursuant to the Agreement and Release, Mr. Graham was permitted to continue to use the computer and communications equipment Giga provided him for his home office through the end of his employment on February 15, 2000. The vesting periods continued on his stock options through February 15, 2000.

      For a discussion of certain current consulting arrangements between Giga and Messrs. Crandall, Gilmour and Landry, see "Certain Relationships and Related Transactions--Consulting Agreements."

                          COMPENSATION COMMITTEE REPORT

      The Board of Directors has established a Compensation Committee which presently consists of Messrs. Brownstein and Biddle, neither of whom is an employee of Giga. The Board has delegated to the Compensation Committee the responsibility for establishing and administering Giga's executive compensation plans, subject to Board approval of major new compensation programs and the Chief Executive Officer's compensation. In discharging these responsibilities, the Committee consults, as appropriate, with outside advisors.

      Overall Policy. Giga's executive compensation program is designed to be linked closely to corporate performance and returns to stockholders. To this end, Giga has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Giga's success in meeting specified performance goals. In addition, through the use of stock options, Giga ensures that a part of the executive's compensation is closely tied to appreciation in Giga's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Giga's business strategy, to link executive and stockholder interests through equity based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

      The Compensation Committee takes into account the views of Mr. Weiler, Giga's Chief Executive Officer, in reviewing the individual performance of the executives (other than Mr. Weiler) whose compensation is detailed in this Proxy Statement.

      The key elements of Giga's executive compensation consist of base salary, annual bonus and stock options. Other elements of executive compensation include participation in a company-wide life insurance program, including a supplemental life insurance program and a long-term disability insurance program. Executives are also eligible for company-wide medical benefits and participation in a 401(k) plan.

      The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Weiler and Mr. Gartner, Giga's former President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Giga to the individual, including insurance and other benefits.

      Base Salary. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

      Annual salary adjustments are determined by evaluating the performance of Giga and of each executive officer, and also taking into account new responsibilities. Corporate performance that is taken into account includes the achievement of predefined financial and non-financial objectives on a company-wide and individual basis.

      Annual Bonuses. Giga's executive officers are eligible for an annual cash corporate bonus which is based on the achievement of Giga's performance objectives that are established at the beginning of each year. Giga's performance measure for bonus payments is based primarily on: (i) the increase in the Annualized Value of its contracts over the prior year and (ii) operating income. Corporate performance bonuses were not paid out to the executive officers for the year ended December 31, 1999 because the performance measurements were below targeted amounts.

      In addition, Giga's executive officers are eligible for personal bonuses or incentives based on their achievement of individual performance objectives that are established at the beginning of the year. The performance objectives for each individual are based on the functional responsibilities of that individual and are designed to be consistent with Giga's overall performance objectives.

      Stock Options. Stock options are granted when an executive joins Giga, with additional options granted from time to time for promotions and performance. The Compensation Committee believes that stock option participation provides a method of retention and motivation for the senior level executives of Giga and also aligns senior management's objectives with long-term stock price appreciation. In determining the amount of grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in the prior year, and also takes into account the size of the officer's awards in the past.

      CEO Compensation. The Compensation Committee, subject to Board approval, determines compensation of Giga's Chief Executive Officer. Mr. Weiler's compensation package in 1999 consisted of the same benefits program as other executive officers, including base salary, the opportunity to achieve a cash bonus, stock options and other employee benefit programs. Mr. Weiler did not commence serving as a full-time employee and did not start receiving compensation, other than the grant to him on May 13, 1999 of options to purchase 600,000 shares of Common Stock, until August 15, 1999. Mr. Gartner's compensation package in 1999 consisted of base salary and other employee benefit programs. Neither Mr. Weiler nor Mr. Gartner received any material benefits in 1999 not provided to all executive officers. Mr. Weiler's compensation package was designed to provide for a higher proportion of his compensation to be dependent on long-term appreciation of Giga's Common Stock as compared to other executive officers.

      Mr. Weiler was granted a signing bonus of $50,000 pursuant to the terms of his employment agreement with Giga. Mr. Gartner did not receive a bonus in 1999.

      Executive Compensation Policies. The Compensation Committee believes that ordinarily it is in the best interest of Giga to retain maximum flexibility in its compensation programs to enable it to appropriately reward, retain and attract executive talent necessary to Giga's success. To the extent such goals can be met with compensation that is designed to be deductible under Section 162(m) of the Code, such as certain types of compensation payable under the Giga 1999 Share Incentive Plan described in this Proxy Statement, such compensation plan will be used. However, the Compensation Committee recognizes that in appropriate circumstances, compensation that is not deductible under Section 162(m) may be paid at the Committee's discretion.

Members of the Compensation Committee:*

Neill H. Brownstein

A.G.W. Biddle, III

----------------------

(*) Josh Weston served as a member of the Compensation Committee from August 1998 until his resignation from the Board of Directors effective February 1, 1999. Irwin Lieber served as a member of the Compensation Committee until he was replaced by A.G.W. Biddle, III after the 1999 Annual Meeting of Stockholders.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

      The members of the Compensation Committee currently are Neill H. Brownstein and A.G.W. Biddle, III, neither of whom is or has been an officer or employee of Giga. Irwin Lieber also served as a member of the Compensation Committee during the 1999 fiscal year until he was replaced by A.G.W. Biddle, III after the 1999 Annual Meeting of Stockholders. Mr. Lieber was never an officer or employee of Giga. Josh Weston also served as a member of the Compensation Committee during the 1999 fiscal year until his resignation from the Board of Directors effective February 1, 1999. Mr. Weston was never an officer or employee of Giga.

                                PERFORMANCE GRAPH

      The following graph compares the Seventeen (17) month cumulative total stockholder return (stock price appreciation plus dividends) on Giga's Common Stock with (1) The NASDAQ Stock Market (U.S.) Index, a broad market index covering shares of common stock of domestic companies that are listed on NASDAQ, and (2) the Hambrecht & Quist Information Services Index, an index of technology companies providing information services. The returns are calculated by assuming an investment of $100 in the Common Stock and each index on July 30, 1998 (the date the Common Stock commenced trading activity).


[The following information was depicted as a line graph in the printed material]

                                        07/30/1998      9/98       12/98       3/99       6/99         9/99       12/99
                                        ----------      ----       -----       ----       ----         ----       -----
GIGA INFORMATION GROUP, INC.               100           32          38          31         40           33          33
NASDAQ STOCK MARKET (U.S.)                 100           89         116         129        142          145         209
HAMBRECHT & QUIST INFORMATION SERVICES     100           87         137         149        155          146         222

                             ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

Consulting Agreements

   Crandall Consulting Agreement

      Effective as of July 1, 1998, Giga entered into a consulting agreement with Mr. Crandall for a two-year period ending on June 30, 2000. The agreement provides for the payment to Mr. Crandall of a fee of $8,333 per month for the first four months of the agreement and a fee of $13,333 per month for each month thereafter, with Mr. Crandall devoting an average of 15 hours per week of his time to Giga in connection with his consulting duties. In addition, Giga granted to Mr. Crandall an option to purchase 100,000 shares of Common Stock at an exercise price of $3.625 per share. The option provides for vesting as follows:
28,000 shares vested on June 30, 1999, and 2,000 shares vest monthly thereafter through June 30, 2002; provided, however, that vesting will accelerate (i) upon a "change in control" of Giga or (ii) if Mr. Crandall fails to be nominated or re-elected as a Director of Giga without his prior consent. The option will terminate if (1) Mr. Crandall terminates the consulting agreement prior to June 30, 2000, (2) Giga terminates the consulting agreement prior to June 30, 2000 or
(3) the consulting agreement expires by its terms and Mr. Crandall no longer serves as a consultant or as a Director of Giga.

   Gilmour Agreement

      In February 1998, Giga entered into an agreement with Mr. Gilmour, a Director and co-founder of Giga, relating to Mr. Gilmour's continuing relationship with Giga in light of Mr. Gilmour's desire to establish Tacit Knowledge Systems, Inc., a company engaged in the development and commercialization of various forms of software related to the automatic capture of knowledge through messaging systems. Under the Gilmour agreement, Giga received, upon completion of the initial funding, a 7.5% equity interest in Tacit, was entitled to participate in future Tacit financings, and was granted an irrevocable, royalty-free, worldwide license to use any and all software, products and technologies that Tacit develops through January 2001. Giga has the option of extending the license for two additional one-year periods for a fee of $50,000 per annum. Giga also agreed that the software will not constitute "Development" or "Proprietary Information" as such terms are defined in the Invention and Non-Disclosure Agreement, dated July 6, 1995, between Giga and Mr. Gilmour. In addition, the Gilmour agreement contained non-competition and no-raid provisions, which terminated on October 1, 1999.

   Landry Consulting Agreement

      Effective as of August 23, 1999, Giga entered into a consulting agreement with John Landry for a two-year period ending August 31, 2001, or until completion of his project. The agreement provides that Mr. Landry will devote an average minimum of 15 hours per month to Giga in connection with his consulting duties. In consideration for his services, Giga granted to Mr. Landry an option to purchase 25,000 shares of Common Stock at an exercise price of $5.75 per share. The option provides for vesting as follows: 2,000 shares vested on September 30, 1999 and 1,000 shares vest monthly thereafter through August 31, 2001; provided, however, that vesting will accelerate (1) upon a "change in control" of Giga or (2) if Mr. Landry fails to be nominated or re-elected as a Director of Giga without his prior consent. The option will terminate if either Mr. Landry or Giga terminates the consulting agreement prior to August 31, 2001

Stockholder Rights

   Registration Rights Agreement

      In connection with its preferred stock financings, Giga entered into a Registration Rights Agreement, dated November 13, 1995, as amended, with its preferred stockholders (the "Investors") and Messrs. Gartner and Gilmour (the "Management Persons"). The Registration Rights Agreement provides that, following June 30, 1998, the holders of at least 30% of the Registrable Securities (as defined in the Agreement) then outstanding, excluding shares held by Management Persons, shall have two demand registration requests (no more than one within a twelve-month period). At such time as Giga becomes eligible to file a registration statement under the Securities Act on Form S-3, the holders of at least 20% of the Registrable Securities then outstanding may make six additional demand registration requests (no more than one within a six-month period). The Registration Rights Agreement also provides the holders of Registrable Securities with unlimited piggyback registration rights in the event Giga proposes to register its Common Stock under the Securities Act in connection with a public offering.

      Pursuant to the Registration Rights Agreement, Giga will pay all expenses (other than underwriting discounts and commissions) incurred in connection with demand registrations and piggyback registrations. In addition, Giga has agreed to indemnify each holder of Registrable Securities and any underwriter for such holder against certain liabilities, including liabilities under federal and state securities laws. The Registration Rights Agreement terminates with respect to each holder of Registrable Securities upon the later of (1) three years following the consummation of a qualified public offering or (2) such time following an initial public offering of Giga as such holder is entitled under Rule 144 to dispose of all Registrable Securities held by such holder during any 90-day period.

   Co-Sale Agreement

      In connection with its preferred stock financings, Giga also entered into a Co-Sale and Stock Restriction Agreement, dated November 13, 1995, as amended, with Mr. Gartner and the then holders of Giga's Series B and Series C Preferred Stock (collectively, the "Stockholders"). The holders of Series B Preferred Stock included, but were not limited to, Neill H. Brownstein, Linda Brownstein, Adam J. Brownstein, Todd D. Brownstein, Will P. Gordon, Emily G. Hamilton, and 21st Century Communications Partners, L.P. The holders of Series C Preferred Stock included, but were not limited to, Neill H. Brownstein, R. Crandall Trost, Gideon I. Gartner, Bernard Goldstein, Pequot Private Equity Fund L.P., Wheatley Partners, L.P., and Wheatley Foreign Partners L.P. The Co-Sale Agreement provides that, except for certain limited sales and sales to Giga, if Mr. Gartner proposes to sell or transfer shares of Common Stock (including shares of Common Stock issuable upon conversion or exercise of any warrants, options or preferred stock held by Mr. Gartner) ("Stock") in one or more transactions, Mr. Gartner will promptly give written notice to Giga and the Stockholders, and each Stockholder will have the right to participate pro-rata in such sale on the same terms and conditions. In addition, the Co-Sale Agreement provides that each Stockholder has the right of first offer to purchase such Stockholder's pro-rata share of all (or any part) of any Stock that Mr. Gartner may from time to time propose to sell. The Co-Sale Agreement terminates upon the earlier of (1) two years following the closing of a qualified public offering or (2) the closing of Giga' s sale of all or substantially all of its assets or the acquisition of Giga by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of Giga's capital stock for securities or consideration issued by the acquiring entity or its subsidiary.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Giga's officers and directors, and any persons who own more than ten-percent of the Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are also required to furnish Giga with copies of all such Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Giga, or written representations from certain reporting persons that no Forms 5 were required for late filings (other than a late Form 5 filing for W.R. Hambrecht & Co., LLC for late Form 3 and Form 4 filings), Giga believes that during the 1999 fiscal year all Section 16(a) filing requirements were complied with.

            APPROVAL OF AMENDMENT TO THE GIGA INFORMATION GROUP, INC.
                            1999 SHARE INCENTIVE PLAN

                                    (Item 2)

Background

      Giga has used the Giga Information Group, Inc. 1999 Share Incentive Plan (the "1999 Share Plan") as one means for attracting, retaining and motivating highly competent key employees and further aligning their interests with those of Giga's other stockholders. The 1999 Share Plan originally authorized the granting of awards for up to 1,000,000 shares of Common Stock. As of April 5, 2000, there were fewer than 96,000 shares of Common Stock remaining available for grant under the 1999 Share Plan (not including 1,110,141 shares represented by awards granted under any prior plan that may be forfeited, expired or cancelled). This number is expected to be exhausted within the next few months. The Board of Directors has determined that additional shares of Common Stock should be made available for awards under the 1999 Share Plan to Giga's officers and other key employees and consultants who will be responsible for the profitability and long-term future growth of Giga. Accordingly, the Board of Directors has approved and is proposing for stockholder approval an amendment to the 1999 Share Plan increasing by 2,000,000 the maximum number of shares of Common Stock in respect of which awards may be granted under the Plan.

      The following is a summary of the 1999 Share Plan, as amended.

Shares Available

      The maximum number of shares of Common Stock that may be delivered to participants under the 1999 Share Plan, subject to certain adjustments, is an aggregate of 3,000,000 shares plus up to 1,500,000 shares of Common Stock that are represented by awards granted or to be granted under any prior plan of Giga (e.g., Giga's 1995 Stock Option-Stock Issuance Plan and Giga's 1996 Stock Option
Plan) which are forfeited, expire or are cancelled without the delivery of shares or which result in the forfeiture of shares back to Giga. In addition, any shares of Common Stock covered by a Benefit (defined below) granted under the 1999 Share Plan which for any reason is cancelled, forfeited or expires or, in the case of a Benefit other than a stock option, is settled in cash, shall again be available for Benefits under the 1999 Share Plan.

Administration

      The 1999 Share Plan provides for administration by the Board of Directors of Giga or by a committee of the Board of Directors of Giga appointed from among its members (the "Committee"), which is comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be (1) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (2) "outside directors" within the meaning of Treasury Regulation section 1.162-27(e)(3) under Section 162(m) of the Code. If the Board of Directors of Giga administers the 1999 Share Plan rather than a committee of the Board of Directors, then all references to "Committee" in the Plan will be deemed to mean a reference to the Board of Directors of Giga. The Committee is authorized, subject to the provisions of the 1999 Share Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 1999 Share Plan and to make such determinations and interpretations and to take such action in connection with the 1999 Share Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee's powers are the authority to select officers and other key employees of Giga and its subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits. The Committee also has the power to modify or waive restrictions on Benefits, to amend Benefits and to grant extensions and accelerations of Benefits.

Eligibility for Participation

      Officers and key employees of, and consultants to, Giga or any of its subsidiaries and affiliates are eligible to participate in the 1999 Share Plan. The selection of participants from eligible persons is within the discretion of the Committee. The currently estimated number of officers and key employees who are eligible to participate in the 1999 Share Plan is approximately 390, and an estimate of the number of consultants who are eligible to participate in the 1999 Share Plan has not been made.

Types of Benefits

      The 1999 Share Plan provides for the grant of any or all of the following types of benefits: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards;
(4) performance awards; and (5) stock units (collectively, "Benefits"). Benefits may be granted singly, in combination, or in tandem as determined by the Committee. Stock awards, performance awards and stock units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described below.

Stock Options

      Under the 1999 Share Plan, the Committee may grant awards in the form of options to purchase shares of Common Stock. Options may either be incentive stock options, qualifying for special tax treatment, or non-qualified options; however, no incentive stock option shall be issued to a participant in tandem with a nonqualified stock option. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price of the option. The exercise price will not be less than 100% of the fair market value of the Common Stock on the date the stock option is granted (the "Fair Market Value"). The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the participant, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to Giga together with a copy of irrevocable instructions to a broker to deliver promptly to Giga the amount of sale or loan proceeds to pay the exercise price. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 1999 Share Plan. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate. No stock option is exercisable later than ten years after the date it is granted except in the event of a participant's death, in which case, the exercise period of a non-qualified stock option may be extended but no later than one year after the participant's death. The exercise of any option which remains exercisable after termination of employment will be subject to satisfaction of the conditions precedent that the holder thereof neither (1) competes with or takes other employment with or renders services to a competitor of Giga, its subsidiaries or affiliates without the consent of Giga nor (2) conducts himself or herself in a manner adversely affecting Giga.

Stock Appreciation Rights (SARs)

      The 1999 Share Plan authorizes the Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation, of a specified number of shares of Common Stock on the date the right is exercised over (y) the Fair Market Value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the Committee. SARs granted under the 1999 Share Plan are subject to terms and conditions relating to exercisability that are similar to those imposed on stock options, and each SAR is subject to such terms and conditions as the Committee shall impose from time to time.

Stock Awards

      The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of Giga to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award will specify whether the participant will have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares.

Performance Awards

      The 1999 Share Plan allows for the grant of performance awards which may take the form of shares of Common Stock or Stock Units (defined below), or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment, over a period to be determined by the Committee, of certain performance goals. The length of the performance period, the performance goals to be achieved and the measure of whether and to what degree such goals have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require the deferral of, the receipt of performance awards upon such terms as the Committee deems appropriate.

Stock Units

      The Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards. A "Stock Unit" means a notional account representing one share of Common Stock. The Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the 1999 Share Plan). Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant (unless the Committee, with the consent of the participant, provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant). Stock Units may constitute Performance-Based Awards.

Performance-Based Awards

      Certain Benefits granted under the 1999 Share Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the vesting or the exercise of such Performance-Based Awards will be based upon achievement of hurdle rates and/or growth in one or more of the following business criteria:
(1) net sales; (2) pretax income before allocation of corporate overhead and bonus; (3) budget; (4) earnings per share; (5) net income; (6) division, group or corporate financial goals; (7) return on stockholders' equity; (8) return on assets; (9) attainment of strategic and operational initiatives; (10) appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; (11) market share; (12) gross profits; (13) earnings before interest and taxes; (14) earnings before interest, taxes, dividends and amortization; (15) economic value-added models and comparisons with various stock market indices; (16) reductions in costs; or (17) any combination of the foregoing. In addition, Performance-Based Awards may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing criteria. With respect to Performance-Based Awards, the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

Other Terms

      The 1999 Share Plan provides that Benefits may be transferred by will or the laws of descent and distribution. The Committee determines the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. In addition to the foregoing, other than with respect to incentive stock options, the Committee may permit the transferability of a Benefit by a participant to certain members of the participant's immediate family or trusts for the benefit of such persons or other entities owned by such person.

      Upon the grant of any Benefit under the 1999 Share Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the 1999 Share Plan. The 1999 Share Plan terminates on March 30, 2009, and no Benefit may be granted after March 30, 2009. The Committee reserves the right to amend, suspend or terminate the 1999 Share Plan at any time. However, no amendment may be made without approval of the stockholders of Giga if the amendment will: (1) disqualify any incentive stock options granted under the Plan; (2) increase the aggregate number of shares of Common Stock that may be delivered through Stock Options under the Plan; (3) increase the maximum amounts which can be paid to an individual participant under the Plan; (4) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (5) modify the requirements as to eligibility for participation in the Plan.

      The 1999 Share Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of Giga. In addition, if there is a Change in Control (as defined in the 1999 Share Plan) of Giga, Benefits that have not vested or became exercisable at the time of such Change in Control will immediately vest and become exercisable and all performance targets relating to such Benefits will be deemed to have been satisfied as of the time of such Change in Control. Furthermore, in the discretion of the Committee, the excess of the Fair Market Value of shares of Common Stock subject to stock options or SARs over the exercise price thereof will be paid out in cash, and the Fair Market Value of shares of Common Stock subject to a stock award or Stock Unit will be paid out in cash.

      The Committee may grant Benefits to participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted, and no action may be taken which would violate the Exchange Act, the Code or any other applicable law.

Certain Federal Income Tax Consequences

      The statements in the following paragraphs of the principal U.S. federal income tax consequences of Benefits under the 1999 Share Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

      Incentive Stock Options. Incentive stock options ("ISOs") granted under the 1999 Share Plan are intended to meet the definitional requirements of
Section 422(b) of the Code for "incentive stock options." An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (1) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (2) the employee is employed by Giga from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after the requisite periods referred to in clause (2) above, the ISO will be treated as an NSO (defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights." Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale. An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of such Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares. Giga will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, Giga generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to Giga and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

      Non-Qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options ("NSOs") granted under the 1999 Share Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received. As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred following the exercise of an NSO or SAR (the "Deferral Period") for any individual who is an executive officer or director of Giga or a beneficial owner of more than ten percent (10%) of any class of equity securities of Giga. Absent a Section 83(b) election (described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any. The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, Giga may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises. A federal income tax deduction generally will be allowed to Giga in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to Giga and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply. If an individual exercises an NSO by delivering shares of Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash, and Giga likewise generally will be entitled to an equivalent tax deduction.

      If the Committee permits an individual to transfer an NSO to a member or members of the individual's immediate family or to a trust for the benefit of such persons or other entity owned by such persons and such individual makes such a transfer and such transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors including, without limitation, whether the NSO or a portion thereof has vested) then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual's $10,000 per donee annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the individual's gift is the value of the NSO at the time of the gift. If the transfer of the NSO constitutes a completed gift and the individual retains no interest in or power over the NSO after the transfer, the NSO generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the NSO will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the NSO while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the NSO. If the transferee exercises the NSO after the death of the transferor, it is uncertain whether the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

      Other Awards. With respect to other Benefits under the 1999 Share Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the Common Stock received. With respect to Benefits under the 1999 Share Plan that are settled in shares of Common Stock that are restricted to transferability and subject to a substantial risk of forfeiture--absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election"--an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any. The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the 1999 Share Plan will be subject to both wage withholding and other employment taxes. Giga generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

      Dividends and Dividend Equivalents. To the extent Benefits under the 1999 Share Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 1999 Share Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

      Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change in control" of Giga (as defined in Section 280G of the Code), including payments under the 1999 Share Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Giga and the individual would be subject to a 20% excise tax on such portion of the payments.

      Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by stockholders in a separate vote and certain other requirements are met. If approved by its stockholders, Giga believes that Stock Options, SARs and Performance-Based Awards granted under the 1999 Share Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code; provided, however, that Performance-Based Awards granted after Giga's 2004 Annual Meeting of Stockholders will only qualify for such exception if the 1999 Share Plan is reapproved by Giga's stockholder at or prior to such meeting.

Other Information

      Approval of the amendment to the 1999 Share Plan requires the affirmative vote of a majority of the votes cast by the holders of the shares of Giga Common Stock voting in person or by proxy at the Annual Meeting. If the amendment to the 1999 Share Plan is not approved by stockholders, Giga will reconsider the alternatives available with respect to the compensation of officers and key employees of, and consultants to, Giga.

      The Board believes that the amendment to the 1999 Share Plan is in the best interest of Giga and its stockholders and therefore recommends that the stockholders vote FOR the approval of the amendment to the 1999 Share Plan. Proxies received by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

         APPROVAL OF THE AMENDMENTS TO THE GIGA INFORMATION GROUP, INC.
                            1997 DIRECTOR OPTION PLAN

                                    (Item 3)

Background

      The Board of Directors has approved and is proposing for stockholder approval several amendments to the Giga Information Group, Inc. 1997 Director Option Plan (the "Director Plan"). These amendments include (i) increasing the number of shares of Common Stock in respect of which options are to be granted under the Director Plan to Directors of Giga who are not full-time employees of Giga or any subsidiary (the "Non-Employee Directors") upon their initial election as a Director from 2,000 to 25,000, (ii) increasing the number of shares of Common Stock in respect of which options are to be granted under the Director Plan to Non-Employee Directors annually commencing July 1, 2000 from 2,000 to 10,000 (subject to reduction on a pro rata basis to the extent there are insufficient shares available under the Director Plan), (iii) increasing the maximum number of shares of Common Stock in respect of which awards may be granted under the Director Plan from 50,000 to 300,000 (of which 140,000 shares will be used for the "catch-up" grants described in clause (iv) below and 70,000 shares will be used for the year 2000 annual grants), (iv) providing for a "catch-up" grant for all current Non-Employee Directors as of the date of adoption of the amendments to the 1997 Director Option Plan and (v) deleting the reference to "Investor Directors" since the term is no longer applicable. The purpose of the Director Plan is to encourage ownership in Giga by Non-Employee Directors whose continued services are considered essential to Giga's future progress and to provide them with a further incentive to remain as Directors of Giga. Unless the Director Plan is further amended at the 2001 Annual Meeting of Stockholders, it is anticipated that there will only be 64,000 shares of Common Stock available under the Plan for future option grants after the issuance of the options to be granted on July 1, 2000.

      The following is a summary of the Director Plan, as amended.

Administration

      The Director Plan is administered by Giga's Board of Directors (the "Board"). Subject to the provisions of the Director Plan, the Board will be authorized to interpret the Director Plan, to establish, amend and rescind any rules and regulations relating to it and to make all other determinations necessary or advisable for its administration; provided, however, that the amount and nature of the awards to be granted will be automatic in accordance with the terms of the Plan.

Eligibility

      Options may be granted only to Non-Employee Directors. As of April 5, 2000, there were seven Non-Employee Directors.

Grants, Terms and Conditions of Options

      Options are automatically granted to Non-Employee Directors as follows:
(i) options to purchase 25,000 shares of Common Stock upon such director's initial election as a director and (ii) on July 1st of each year, commencing July 1, 2000, options to purchase 10,000 shares of Common Stock (subject to reduction on a pro rata basis to the extent there are insufficient shares available under the Director Plan). In addition, on the date of the 2000 Annual Meeting of Stockholders, (i) each Non-Employee Director at such time who was granted options to purchase 2,000 shares of Common Stock upon his initial election as a director will be granted options to purchase 23,000 shares of Common Stock and (ii) each Non-Employee Director at such time who was not granted any options to purchase shares of Common Stock upon his initial election as a director will be granted options to purchase 25,000 shares of Common Stock.

      Pursuant to the Director Plan, Giga may grant options exercisable to purchase up to an aggregate of 300,000 shares of Common Stock, subject to certain adjustments. Options granted pursuant to the Director Plan will be options that do not qualify as incentive stock options ("NSOs") under Section 422(b) of the Code.

      The exercise price for each share purchasable under any option granted pursuant to the Director Plan is the fair market value of the Common Stock as of the date of grant.

      Options granted under the Director Plan will vest in four equal annual installments beginning on the first anniversary of the date of grant provided that the optionee continues to serve as a Director on such dates. Each option will terminate on the earlier of (i) 10 years after the date of grant, and (ii) 60 days after the optionee ceases to serve as a Director of the Giga; provided, that in the event an optionee ceases to serve due to his or her death or disability, then the exercisable portion of the option may be exercised within the period of 180 days following the date the optionee ceases to serve as a director.

      Except as the Board otherwise determines, options may not be transferred except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

      If any option granted under the Director Plan will expire or terminate for any reason without having been exercised, the shares of Common Stock subject to, but not delivered under, such option shall be available for other options.

Change in Control

      Each outstanding option granted under the Director Plan shall immediately become exercisable in full in the event of a Change in Control (as defined in the Plan).

Effect of Change in Common Stock

      In the event of a merger, consolidation, reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar transaction affecting the shares of Common Stock, the number of shares of Common Stock authorized by the Director Plan will be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share thereunder.

Amendment or Termination

      The Board may suspend, terminate or discontinue the Director Plan or amend it in any respect whatsoever; provided, however, that without the approval of the stockholders of Giga, no amendment may: (i) increase the number of shares of Common Stock subject to the Director Plan; (ii) materially modify the requirements as to eligibility to receive options under the Director Plan; or
(iii) materially increase the benefits accruing to participants in the Director Plan.

      The Board will have the power to modify or amend outstanding options; provided, however, that no modification or amendment may (i) have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the optionee, or (ii) modify the number of shares of Common Stock subject to the option.

Certain Federal Income Tax Consequences

      The statements in the following paragraphs of the principal federal income tax consequences of NSOs under the Director Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex and the discussion below represents only a general summary.

      NSOs granted under the Director Plan are options that do not qualify as incentive stock options. A Non-Employee Director who receives a NSO will not recognize any taxable income upon the grant of such NSO. However, the Non-Employee Director generally will recognize ordinary income upon exercise of a NSO in an amount equal to the excess of (i) the fair market value of the shares of Common Stock at the time of exercise over (ii) the exercise price.

      A Non-Employee Director should consult his or her tax advisor as to whether, as a result of Section 16(b) of the Securities Exchange Act, the timing of income recognition is deferred following the exercise of a NSO (i.e., the "Deferred Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service to include in income, as of the date of transfer, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period.

      The ordinary income recognized with respect to the receipt of shares or cash upon exercise of a NSO will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NSO, Giga may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the participant tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

      A federal income tax deduction generally will be allowed to Giga in an amount equal to the ordinary income included by the individual with respect to his or her NSO, provided, that such amount constitutes an ordinary and necessary business expense to Giga and is reasonable and the limitations of Sections 280G of the Code do not apply.

      In general, if the total amount of payments to a participant that are contingent upon a "change of control" of Giga (as defined in Section 280G of the Code), including payments under the Director Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such participant's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to Giga and the participant would be subject to a 20% excise tax on such portion of the payments.

Other Information

      Approval of the amendments to the Director Plan requires the affirmative vote of a majority of votes cast by the holders of the shares of Giga Common Stock voting in person or by proxy at the Annual Meeting. If the amendments to the Director Plan are not approved by stockholders, Giga will reconsider the alternatives available with respect to encouraging ownership in Giga by Non-Employee Directors.

      The Board believes that the amendments to the Director Plan are in the best interest of Giga and its stockholders and therefore recommends that the stockholders vote FOR the approval of the amendments to the Director Plan. Proxies received by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

                                NEW PLAN BENEFITS

      No new plan benefit table for the 1999 Share Plan is included in this Proxy Statement because (1) the benefits or amounts that will be received or allocated under the plan, as amended, to the persons for which disclosure is required by SEC regulations are not determinable and (2) the benefits or amounts which would have been received by or allocated to such persons for fiscal 1999 if the Share Plan, as amended, had been in effect cannot be determined completely.

      The following table shows the number of options to purchase shares of Common Stock to be granted under the Director Plan, as amended, to the individuals and groups set forth below during 2000, in each case subject to stockholder approval at this Annual Meeting.

                                                                                   Number of
                                Name and Position                                    Units
                                -----------------                                    -----
Robert K. Weiler, ...........................................................          ___
   Chairman, President and Chief Executive Officer

Daniel M. Clarke,............................................................          ___
   Sr. Vice President, CFO, Treasurer, Secretary, Chief Operating Officer

Gideon I. Gartner,...........................................................       35,000
   Former Chairman, President and Chief Executive Officer

James C.R. Graham,...........................................................          ___
   Former Executive Vice President and Chief Research Officer

Charles Bacharach,...........................................................          ___
   Former Sr. Vice President, Research

Executive Officer Group......................................................          ___

Non-Executive Director Group (including Mr. Gartner).........................      210,000

Non-Executive Officer Employee  Group (including Mr. Gartner)................       35,000

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (Item 4)

      The Board of Directors of Giga, upon recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of Giga for the fiscal year ending December 31, 2000, subject to ratification of this appointment by the stockholders of Giga. PricewaterhouseCoopers LLP has served as independent auditors of Giga for several years and is considered by management of Giga to be well qualified. Giga has been advised by that firm that neither it nor any member thereof have any direct or material indirect financial interest in Giga.

      One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Giga Common Stock voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board of Directors will reconsider the appointment.

      The Board recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Giga for the fiscal year ending December 31, 2000. Proxies received by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

      All expenses incurred in connection with the solicitation of proxies will be borne by Giga. Giga will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

      Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of Giga without additional compensation.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Secretary of Giga, 139 Main Street, Cambridge, Massachusetts 02142, on or before December 21, 2000, to be eligible for inclusion in Giga's Proxy Statement and proxy relating to that meeting.

      In addition, in accordance with the Amended and Restated Bylaws of Giga, in order to be properly brought before the next annual meeting, a matter must have been (1) specified in a written notice of such meeting (or any supplement thereto) given to the stockholders by or at the direction of the Board of Directors (which would be accomplished if a stockholder proposal were received by the Secretary of Giga as set forth in the preceding paragraph), (2) brought before such meeting at the direction of the Board of Directors of the Chairman of the meeting, or (3) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting, or a duly authorized proxy for such stockholder, which conforms to the requirements of the Amended and Restated Bylaws of Giga and is delivered personally to, or mailed to and received by, the Secretary of Giga at the address set forth in the preceding paragraph not less than 45 days prior to the anniversary of the date of the notice accompanying this Proxy Statement; provided, however, that such notice need not be given more than 75 days prior to the next annual meeting.

                                  OTHER MATTERS

      Management of Giga does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

      The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.


                                             /s/ Daniel M. Clarke
                                               Daniel M. Clarke
                                                   Secretary

Cambridge, Massachusetts
April 20, 2000

                             -----------------------

      The Annual Report to the Stockholders of Giga for the fiscal year ended December 31, 1999, which includes financial statements, has been mailed to stockholders of Giga. The Annual Report does not form any part of the material for the solicitations of proxies.

                             -----------------------

                        ANNUAL MEETING OF STOCKHOLDERS of

                          GIGA INFORMATION GROUP, INC.

                                  May 25, 2000

                         -------------------------------
                            PROXY VOTING INSTRUCTIONS
                         -------------------------------

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available whenyou access the web page.

YOUR CONTROL NUMBER IS         ---------->          |________________________|

                 Please Detach and Mail in the Envelope Provided

|X| Please mark your votes as indicated in this example

                     FOR all nominees             WITHHOLD
                   listed to the right            AUTHORITY
                     (except for any      to vote for all nominees
                  nominee listed below)      listed to the right
1   ELECTION                                                             Nominees    Richard L Crandall
    OF                     |_|                       |_|
    DIRECTORS                                                                        David L Gilmour

(Instruction To withhold authority to vote for any individual nominee mark FOR and write that nominee's name below)


---------------------------------------------------------------------

                                                        FOR      AGAINST      ABSTAIN
2   APPROVAL OF THE AMENDMENT TO THE                    |_|        |_|          |_|
    1999 SHARE INCENTIVE PLAN
                                                        FOR      AGAINST      ABSTAIN
3   APPROVAL OF THE AMENDMENTS TO THE                   |_|        |_|          |_|
    1997 DIRECTOR OPTION PLAN
                                                        FOR      AGAINST      ABSTAIN
4   RATIFICATION OF THE SELECTION OF                    |_|        |_|          |_|
    PRICEWATERHOUSECOOPERS LLP AS
    INDEPENDENT AUDITORS OF THE COMPANY FOR
    THE FISCAL YEAR ENDING DECEMBER 31, 2000

5   IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
    OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
    ADJOURNMENT(S) THEREOF

Receipt is acknowledged of Notice of said Meeting Proxy Statement and Annual
Report for the fiscal year ended December 31, 1999.

Please date, sign and return this Proxy Card using the enclosed envelope.


___________________________(Seal) _____________________(Seal) Dated ______, 2000
Note: Please sign here exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your title, as such. Each joint owner or trustee should sign the proxy.

                                                                           PROXY

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          GIGA INFORMATION GROUP, INC.

                  Annual Meeting of Stockholders - May 25, 2000

      THE UNDERSIGNED stockholder of Giga Information Group, Inc., a Delaware corporation (the "Company"), hereby appoints Robert K. Weiler and Daniel M. Clarke, or either of them, with full power of substitution, as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, on Thursday, May 25, 2000 at 2:00 pm., local time, and any adjournment(s) thereof, and to vote thereat all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present in accordance with the instructions on the reverse side of this Proxy.

      The shares represented by this Proxy will be voted as specified on the reverse side hereof, but if no specification is made, the proxies intend to vote FOR the election of all nominees as directors, FOR the proposal to approve the amendment to the 1999 Share Incentive Plan, FOR the proposal to approve the amendments to the 1997 Director Option Plan, FOR the ratification of the selection of auditors and, in the discretion of such proxies, for or against such other matters as may properly come before said meeting or any adjournment(s) thereof.

              (continued - to be dated and signed on reverse side)